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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Venoco, Inc. and to the incorporation by reference therein of our reports dated February 24, 2010, with respect to the consolidated financial statements of Venoco, Inc. and the effectiveness of internal control over financial reporting of Venoco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Denver, Colorado
April 28, 2010

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Consent of Independent Registered Public Accounting Firm